Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 (415) 738-6532
+1 (415) 738-6520

DIGITAL REALTY TRUST, INC. REPORTS FIRST QUARTER 2010 RESULTS

Strong performance yields 15.7% year-over-year growth in FFO per diluted share and unit

Highlights:

•	Reported FFO of $0.81 per diluted share and unit for the quarter ended March 31, 2010, up 15.7% from the first quarter of 2009;

•	Reported net income for the quarter ended March 31, 2010 of $25.6 million and net income available to common stockholders of $14.7 million, or $0.18 per diluted share;

•	Completed the acquisition of a three-property portfolio totaling approximately 550,000 square feet located in New England for $375.0 million;

•	Commenced leases totaling approximately 116,000 square feet during the first quarter of 2010 at an average annual GAAP rental rate of approximately $132 per square foot, including non-technical space;

•	Signed leases totaling approximately 241,000 square feet during the first quarter of 2010 at an average annual GAAP rental rate of approximately $108 per square foot, including non-technical space;

•

Sourced approximately $671.8 million of additional capital year-to-date, including a $500.0 million unsecured 10-year notes offering with an interest rate of 5.875% per annum yielding 6.105%, three draws on the Company’s Prudential shelf facility totaling $117.0 million with a weighted average interest rate of 5.06% per annum and a weighted average maturity of 5.9 years and the issuance of approximately 1.1 million shares under the Company’s At-the-Market equity distribution program for net proceeds totaling $54.8 million at an average price of $50.56 per share; and

•	Increased 2010 FFO guidance by $0.08 to between $3.26 and $3.38 per diluted share and unit.

San Francisco, Calif. (April 29, 2010) – Digital Realty Trust, Inc. (NYSE: DLR), the leading owner and manager of corporate and Internet gateway datacenter facilities, today announced financial results for the first quarter of 2010. Funds from operations (“FFO”) on a diluted basis was $84.4 million in the first quarter of 2010, or $0.81 per diluted share and unit, up 2.5% from $0.79 per diluted share and unit in the previous quarter, and up 15.7% from $0.70 per diluted share and unit in the first quarter of 2009.

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

“The FFO of $0.81 per diluted share and unit for the first quarter of 2010 includes less than $0.02 of additional FFO from certain items that do not represent core revenue streams and the FFO of $0.79 per diluted share and unit for the fourth quarter of 2009 includes approximately $0.01 of additional FFO from certain items that do not represent core revenue streams,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “There was no additional FFO from items that do not represent core revenue streams in the first quarter of 2009.”

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation of U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Net income for the first quarter of 2010 was $25.6 million, up 2.8% from $24.9 million in the fourth quarter of 2009 and up 20.8% from $21.2 million in the first quarter of 2009. Net income available to common stockholders in the first quarter was $14.7 million, or $0.18 per diluted share, compared to $14.3 million, or $0.18 per diluted share, in the fourth quarter of 2009, and up from $10.3 million, or $0.14 per diluted share, in the first quarter of 2009.

The Company reported total operating revenues of $191.8 million in the first quarter of 2010, up 13.0% from $169.8 million in the fourth quarter of 2009 and up 28.6% from $149.1 million in the first quarter of 2009.

“The Company delivered another strong performance in the first quarter, driven primarily by the acquisition of the New England Portfolio and strong leasing,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “We continued to see increasing demand for datacenter space in the first quarter from corporate enterprises and IT service providers, particularly for our Turn-Key product. This acceleration in leasing activity resulted in the strongest quarter of lease signings on record for our Turn-Key product.”

Acquisitions and Leasing Activity

For the quarter ended March 31, 2010, the Company commenced leases totaling approximately 116,000 square feet of space. This includes approximately 108,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $139.00 per square foot and approximately 7,500 square feet of non-technical space leased at an average annual GAAP rental rate of $37.00 per square foot.

The Company signed leases during the first quarter of 2010 totaling approximately 241,000 square feet of space. This includes over 171,000 square feet of Turn-Key Datacenter® space leased at an average annual

GAAP rental rate of $141.00 per square foot, and more than 69,000 square feet of non-technical space leased at an average annual GAAP rental rate of $25.00 per square foot.

As of April 29, 2010, the Company’s portfolio comprises 84 properties, excluding one property held in an unconsolidated joint venture, consisting of 118 buildings totaling approximately 15.0 million rentable square feet, including 1.8 million square feet of space held for redevelopment. The portfolio is strategically located in 27 key technology markets throughout North America and Europe.

Balance Sheet Update

Total assets grew to approximately $4.1 billion at March 31, 2010, up from approximately $3.7 billion at December 31, 2009. Total debt at March 31, 2010 was approximately $2.2 billion, up from approximately $1.8 billion at December 31, 2009. Stockholders’ equity was approximately $1.6 billion at both March 31, 2010 and December 31, 2009.

On January 28, 2010, the Company closed the issuance of $500.0 million in aggregate principal amount of 10-year senior unsecured notes with an interest rate of 5.875% per annum yielding 6.105%.

In separate transactions, the Company closed the sale of $100.0 million on January 20, 2010 and $17.0 million on February 3, 2010 in aggregate principal amounts of its senior unsecured term notes under its Prudential shelf facility. The notes sold in January were issued in two series referred to as the series D and series E notes. The series D notes have an aggregate principal amount of $50.0 million, an interest-only rate of 4.57% per annum and a five-year maturity, and the series E notes have a principal amount of $50.0 million, an interest-only rate of 5.73% per annum and a seven-year maturity. The notes sold in February are referred to as the series F notes and have an interest-only rate of 4.50% per annum and a five-year maturity.

In December 2009 and January 2010, the Company entered into equity distribution agreements referred to as its At-the-Market equity distribution program under which it can, subject to market conditions, issue and sell up to $400.0 million of its common stock. For the quarter ended March 31, 2010, the Company generated net proceeds of approximately $54.8 million after payment of approximately $0.8 million of commissions to the sales agents from the issuance of approximately 1.1 million shares of common stock at an average price of $50.56 per share.

The Company has used and intends to use the proceeds from these capital markets activities to temporarily repay borrowings under its revolving credit facility, to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes.

“Currently, we have approximately $784 million of immediate liquidity through short-term investments and funds that can be drawn on our revolving credit facility,” added Mr. Stein. “As a result of our strong first quarter performance, we are increasing 2010 FFO guidance by $0.08 to between 3.26 and $3.38 per diluted share and unit.”

2010 Revised Outlook

FFO per diluted share and unit for the year ending December 31, 2010 is projected to be between $3.26 and $3.38. This guidance represents expected FFO growth of 11.3% to 15.4% over the 2009 FFO of $2.93 per diluted share and unit. A reconciliation of the range of 2010 projected net income to projected FFO follows:

(Low – High)
Net income available to common stockholders per diluted share	$0.76 – 0.88
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interest	$2.75
Less:
Dilutive impact of convertible stock and exchangeable debentures	$(0.25)

Projected FFO per diluted share	$3.26 – 3.38

Investor Conference Call Details

Digital Realty Trust will host a conference call on Thursday, April 29, 2010 at 1:00 pm ET/10:00 am PT to discuss its first quarter 2010 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael Foust, and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (877) 941-9205 (for domestic callers) or +1 (480) 629-9835 (for international callers) and enter the passcode #4276649 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 pm PT on Thursday, April 29, 2010 until 11:59 pm PT on Thursday, May 13, 2010. The telephone replay can be accessed by dialing +1 (800) 406-7325 (for domestic callers) or +1 (303) 590-3030 (for international callers) and using reservation code #4276649. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust owns, acquires, redevelops, develops and manages technology-related real estate. The Company is focused on providing Turn-Key Datacenter® and Powered Base Building® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 84 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants.

Comprising approximately 15.0 million square feet as of April 29, 2010, including 1.8 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 27 markets throughout Europe and North America. Digital Realty Trust calculates occupancy and leased square footage for some of its properties based on factors in addition to contractually leased square feet, including available power, required support space and common area. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward-looking statements include statements related to the Company’s 2010 guidance and its underlying assumptions, as well as statements related to the signing and commencement of leases. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; our failure to repay debt when due or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our ability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully operate acquired or redeveloped properties; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of datacenter space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to public companies; our failure to maintain our status as a REIT; potential adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Turn-Key Datacenter and Powered Base Building are registered trademarks of Digital Realty Trust.

Digital Realty Trust, Inc.

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31, 2010	March 31, 2009
Operating Revenues:

Rental	$152,574	$118,089
Tenant reimbursements	39,205	31,027
Other	—	18

Total operating revenues	191,779	149,134

Operating Expenses:

Rental property operating and maintenance	53,242	42,573
Property taxes	12,721	9,211
Insurance	1,735	1,456
Depreciation and amortization	57,532	46,304
General and administrative	11,352	10,102
Other	2	285

Total operating expenses	136,584	109,931

Operating income	55,195	39,203

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,978	1,116
Interest and other income	31	243
Interest expense	(30,902)	(18,937)
Tax expense	(716)	(436)

Net Income	25,586	21,189

Net income attributable to noncontrolling interests	(741)	(793)

Net Income Attributable to Digital Realty Trust, Inc.	24,845	20,396

Preferred stock dividends	(10,101)	(10,101)

Net Income Available to Common Stockholders	$14,744	$10,295

Net income per share available to common stockholders:
Basic	$0.19	$0.14
Diluted	$0.18	$0.14

Weighted average shares outstanding:
Basic	77,770,691	74,703,755
Diluted	80,612,660	74,895,168

Digital Realty Trust, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS

Investments in real estate
Properties:
Land	$400,787	$382,763
Acquired ground leases	2,695	2,767
Buildings and improvements	3,318,299	2,952,330
Tenant improvements	274,460	272,462

Total investments in properties	3,996,241	3,610,322
Accumulated depreciation and amortization	(502,141)	(459,521)

Net investments in properties	3,494,100	3,150,801
Investment in unconsolidated joint venture	7,282	6,392

Net investments in real estate	3,501,382	3,157,193
Cash and cash equivalents	50,809	72,320
Accounts and other receivables, net	54,090	46,086
Deferred rent	155,633	145,550
Acquired above market leases, net	33,745	25,861
Acquired in place lease value and deferred leasing costs, net	266,008	224,216
Deferred financing costs, net	23,294	21,073
Restricted cash	40,145	37,810
Other assets	22,480	14,950

Total Assets	$4,147,586	$3,745,059

LIABILITIES AND EQUITY

Revolving credit facility	$—	$205,547
Unsecured senior notes	200,000	83,000
5.875% notes due 2020, net of discount	491,589	—
4.125% exchangeable senior debentures due 2026, net of discount	166,859	165,834
5.50% exchangeable senior debentures due 2029	266,400	266,400
Mortgage loans	1,043,361	1,063,663
Accounts payable and other accrued liabilities	165,615	151,229
Accrued dividends and distributions	—	37,004
Acquired below market leases, net	91,034	69,311
Security deposits and prepaid rents	74,223	68,270

Total Liabilities	2,499,081	2,110,258

Equity:
Stockholders’ equity	1,574,687	1,558,995
Noncontrolling interests	73,818	75,806

Total Equity	1,648,505	1,634,801

Total Liabilities and Equity	$4,147,586	$3,745,059

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009

Net income available to common stockholders	$14,744	$14,286	$10,295
Adjustments:
Noncontrolling interests in operating partnership	973	984	793
Real estate related depreciation and amortization (1)	57,175	51,821	46,087
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	773	2,335	646

FFO available to common stockholders and unitholders (2)	$73,665	$69,426	$57,821

Basic FFO per share and unit	$0.89	$0.84	$0.72
Diluted FFO per share and unit (2)	$0.81	$0.79	$0.70

Weighted average common stock and units outstanding
Basic	83,233	82,196	80,550
Diluted (2)	104,142	102,078	92,571

(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	57,532	52,126	46,304
Non-real estate depreciation	(357)	(305)	(217)

	$57,175	$51,821	$46,087

(2)	At March 31, 2010, we had 7,000 series C convertible preferred shares and 13,796 series D convertible preferred shares outstanding that were convertible into 3,657 common shares and 8,215 common shares, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures that were exchangeable for 6,195 common shares on a weighted average basis for the three months ended March 31, 2010. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009

FFO available to common stockholders and unitholders	$73,665	$69,426	$57,821

Add: Series C convertible preferred dividends	1,914	1,914	1,914
Add: Series D convertible preferred dividends	4,742	4,742	4,742
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	—

FFO available to common stockholders and unitholders – diluted	$84,371	$80,132	$64,477

Weighted average common stock and units outstanding	83,233	82,196	80,550
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	2,842	1,847	191
Add: Effect of dilutive series C convertible preferred stock	3,657	3,625	3,615
Add: Effect of dilutive series D convertible preferred stock	8,215	8,215	8,215
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,195	6,195	—

Weighted average common stock and units outstanding – diluted	104,142	102,078	92,571

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.